Exhibit 10.50

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SELLAS LIFE SCIENCES GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) THE COMPANY CUSTOMARILY TREATS THAT INFORMATION AS PRIVATE.

DATE PROVIDED TO EMPLOYEE: March 8, 2024

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”) is entered into between SELLAS Life Sciences Group, Inc. (“Employer”) and Robert Francomano, and such individual’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Separation Agreement as “Employee”).

WHEREAS, the Employer and Employee are parties to a Severance Agreement dated March 27, 2023 (“Severance Agreement”) that provides certain benefits to Employee in the event Employer terminates Employee’s employment without “Cause” (as defined in the Severance Agreement) if Employee signs a separation agreement in the form provided by the Employer;

WHEREAS, all capitalized terms not defined in this Agreement shall have the same meaning as such terms have in the Severance Agreement;

WHEREAS, Employee’s employment with Employer will be ending on March 31, 2024 (“Separation Date”) as a result of termination without Cause; and

WHEREAS, Employer wishes to provide Employee with a transition period and Severance Payments in exchange for the mutual promises set forth herein; and

WHEREAS, Employee was provided with a copy of this Separation Agreement on the date that is written on the top of this Separation Agreement to consider the terms of same; and

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:
1.Transition Period/Separation Date.
a. Transition Period. In consideration for and provided Employee executes this Separation Agreement, and complies with its terms and conditions, beginning on the date Employee was provided with this Separation Agreement until the Separation Date (as defined below), Employee shall remain employed by Employer in Employee’s current title and shall be provided with the same employment benefits as Employee was receiving on the date Employee received notice of Employee’s impending separation of employment until the Separation Date

(“Transition Period”). During the Transition Period, Employee will be expected to (i) fully cooperate with Employer’s directives regarding Employee’s work, (ii) refrain from disparaging or speaking negatively about Employer or its employees in any way and to anyone except Employee’s immediate family, and (iii) interact with all employees and anyone else affiliated with Employer in a respectful and positive manner. Employer may terminate, or Employee may resign from, Employee’s employment at any time during the Transition Period, and provided said termination is not for Cause, Employee will be paid: (y) Employee’s pay and benefits for time worked through last day of employment, and (z) any other benefits to which Employee may be entitled under this Separation Agreement provided Employee executes this Separation Agreement plus the Release Agreement appended hereto as Exhibit A and does not revoke Employee’s acceptance of the Release Agreement.
b. Separation Date. Employee’s Separation Date will be the earlier of (i) March 31, 2024, (ii) Employee’s resignation or termination by Employer without Cause, or (iii) Employee’s Termination for Cause. Termination for Cause shall mean: (w) Employee’s breach of this Separation Agreement, including but not limited to failure to meet the expectations in the “Transition Period” and “Non Disparagement” paragraphs; (x) Employee’s arrest and/or indictment (or its equivalent) for any crime constituting a felony in the jurisdiction in which committed, or commission of any other crime involving theft, fraud, dishonesty or moral turpitude; (y) initiation of a grievance or lawsuit by any employee of Employer or third party that names or implicates Employee; or (z) any misconduct having an adverse effect upon Employer, its services, or upon its reputation or legal position.
2.    Consideration. In consideration for Employee executing this Separation Agreement and complying with its terms and conditions beginning on the date Employee was provided with this Separation Agreement, and provided Employee is not terminated for Cause, then:

a.Employee will be paid his annual base salary in effect as of the date Employee was provided with this Separation Agreement through the Separation Date; and

b.    Provided further that Employee signs the Release Agreement in the form attached as Exhibit A containing a general release of claims co-extensive and substantially similar with the release set forth in Paragraph 3 below to include a release of all claims through the Separation Date (the “Release Agreement”) on or within three (3) days of, but not before, the Separation Date, and does not thereafter revoke acceptance of the same, then Employer will provide Employee with the following consideration:

i.Employer will pay to Employee Severance Payments in equal installments over a period of 9 months following the Payment Commencement Date in an amount equal to: (A) nine (9) months of Employee’s annual base salary then in effect as of the date Employee was provided with this Separation Agreement, plus (B) an amount equal to a pro-rated portion of Employee’s annual short-term incentive compensation at Employee’s target level (“Target Bonus”) for the year of 2024, without regard to whether the performance goals with respect to such Target Bonus have been established or met, less standard employment-related withholdings and deductions; and

ii.     Provided Employee is eligible for and timely elects COBRA group health care insurance continuation coverage, Employer shall reimburse Employee for the monthly premium to continue such coverage until the earlier of: (i) the last calendar day of the 9th month anniversary following the month in which the termination of Employee’s employment occurred; or (ii) the end of the calendar month in which Employee becomes eligible to receive group health plan coverage under another employee benefit plan. After such time, Employee will be solely responsible for the full cost of Employee’s COBRA Premiums.

3.     General Release of Claims.

a.Employee knowingly and voluntarily releases and forever discharges Employer and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, fiduciaries, trustees, officers, owners, principals, directors and agents thereof, both individually and in their business capacities, their employee benefit plans and programs, and their administrators and fiduciaries (collectively referred to throughout the remainder of this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees, at law or in equity, as of the Effective Date of this Separation Agreement, including, but not limited to: (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment at Employer, the facts and circumstances of Employee’s employment, and the termination of Employee’s employment with Employer; (ii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iii) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other wages or compensation; (iv) any claims for attorneys’ fees, costs, disbursements, or other expenses; (v) any claims for damages or personal injury; (vi) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (vii) any claims arising under the National Labor Relations Act, 29 U.S.C. §151 et seq.; Section 215 of the Fair Labor Standards Act, 29 U.S.C. §215; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; Worker Adjustment and Retraining Notification (WARN) Act; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Dodd-Frank Wall Street Reform

and Consumer Protection Act, Pub Law. No. 111-203; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Families First Coronavirus Response Act, PL 116-127; the New York Sick Leave Law; the New York Quarantine Leave Law, 2020 Sess. Law of N.Y. Ch. 25 (S. 8091); the New York State Human Rights Law, New York Executive Law § 290 et seq.; the New York City Human Rights Law, Title 8, Chapter 1 of the Administrative Code of the City of New York; the New York State Civil Rights Law, Civil Rights Law § 40 et seq.; the New York Equal Pay Law, Labor Law §§ 194-198; the New York Whistleblower Law, Labor Law §§ 740-741; Article 23-A of the New York Correction Law; the New York City Earned Safe and Sick Time Act; the New York Paid Family Leave Benefits Law; the New York occupational safety and health laws; the New York Labor Law; the New York wage hour and wage-payment laws; and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation (“Release”). The enumeration of specific rights, claims, and causes of action being explicitly released should not be construed to limit the general scope of this Release, and thus Employee knowingly and voluntarily gives up all rights, claims, and causes of actions against the Releasees which accrued prior to the date Employee executed this Separation Agreement, whether or not Employee is aware of them and whether or not any damage or injury has yet occurred.

b.     This Severance Agreement specifically does not preclude claims (i) to enforce the terms of this Separation Agreement; or (ii) that cannot be released by applicable law, including claims for unemployment insurance benefits; Workers’ Compensation benefits or under the Consolidated Omnibus Budget Reconciliation Act.

c.     This Severance Agreement does not waive any rights Employee may have with respect to grants of shares of the Employer’s stock or of options to purchase shares of the Employer’s stock. Employee’s rights upon termination of employment with respect to such grants will be governed by the Sellas Life Sciences Group, Inc. 2019 Equity Incentive Plan (the “Plan”) and any award agreement related to such grants.

d.     No provision of this Separation Agreement should be read as preventing Employee from filing a charge or complaint or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or a state or local fair employment practices agency. However, Employee acknowledges and agrees that Employee waives Employee’s right to recover monetary damages, of any kind, in connection with such investigation or proceeding arising from or in any way relating to Employee’s employment with or separation from Employer that may have arisen prior to Employee’s signing this Separation Agreement. Employee acknowledges that this Release prohibits Employee from pursuing any claims against Employer seeking monetary relief for Employee and/or as a representative on behalf of other employees who may have worked for the Releasees.

4. No Consideration Absent Execution of this Separation Agreement and the Release Agreement. Employee understands and agrees Employee would not receive the monies and/or benefits specified in the ‘Consideration” paragraph above, except for Employee’s execution of this Separation Agreement and the Release Agreement, and the fulfillment of the promises contained therein.

5. Covenant Not to Sue. A “covenant not to sue” is a legal term which means Employee promises not to file a lawsuit in court or arbitration. It is different from the release of claims contained in the “General Release of Claims” paragraph above. In addition to waiving and releasing the claims governed by the “General Release of Claims” paragraph above, Employee covenants and agrees never to sue Employer or any other Releasees based on any claim released by Employee under the “General Release of Claims” paragraph above of this Separation Agreement, except as provided in subsections “b” and “d” of the “General Release of Claims” paragraph above.

6. Acknowledgments and Affirmations. Employee acknowledges and affirms that:

a.Employee has not filed, caused to be filed, and is not currently a party to, any claim against Employer.

b.     Other than for days worked between the pay cycle during which Employee executes this Separation Agreement and the pay cycle in which the Separation Date falls and monies which are promised pursuant to this Separation Agreement, Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled, except for any vested benefits pursuant to the Employee Retirement Income Security Act of 1974, as amended under any retirement plan(s) of Employer, to which Employee may be entitled in the future.
c.     Employee has been granted and received any and all time off and leaves of absence (paid or unpaid) to which Employee may have been entitled during Employee’s employment, including but not limited to any leave to which Employee was entitled under federal, state or local leave or disability accommodation laws.

d.     Employee has no known workplace injuries or occupational diseases that Employee has not already reported to Employer or Employer’s Workers’ Compensation insurance carrier.

e.     Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

f.     Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of fraud or misconduct.

g.     Employee’s waiver of rights and claims as herein provided is in exchange for payments and consideration in addition to anything of value to which Employee is already entitled.

h.     Employee knowingly and voluntarily executes this Separation Agreement after having been provided with the opportunity to consult with an attorney prior to executing this Separation Agreement and without being coerced, pressured or influenced by any statement or representation or omission of any person acting on behalf of Employer.

i.At the time of considering or executing this Separation Agreement, Employee was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. Employee is competent to execute this Separation Agreement, including the release of claims contained herein. Employee is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair Employee’s right or ability to waive all claims Employee may have against Employer.

7.     Confidentiality and Return of Property.

a.Employee covenants and agrees not to disclose any information regarding the underlying facts leading up to, or the existence or substance of this Separation Agreement or the Release Agreement, than those required by law, including but not limited to the transition period arrangement or any information about the elimination of Employee’s position or any other position or Employer’s financial situation, including in connection with efforts to obtain new employment, except to Employee’s spouse or significant other, parent, or child, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Separation Agreement or the Release Agreement. Prior to such disclosure, Employee will advise the intended recipient of the confidentiality requirements of this paragraph and that disclosure of its terms may subject Employee to liability and obtain assurances from the intended recipient that they agree to maintain the confidentiality of the information they will receive. This provision also does not prohibit any disclosure or statement relating to any proceeding to enforce the terms of this Separation Agreement or the Release Agreement.

b.     Employee covenants and agrees to comply with the Return of Confidential Material provision in the Employment Agreement, and further, to the extent Employee has not already done so, to deliver all Employer property, such as keys, security or access cards, company credit cards, books and laptops or other electronic equipment, including any and all password(s) necessary to access such property or any of Employer’s electronic systems, as well as all property as outlined in the Employment Agreement within twenty-four (24) hours of the Separation Date.

c.     Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing trade secrets under seal; and (y) does not disclose trade secrets, except pursuant to court order.

8.     Non-Disparagement. Employee agrees not to make any defamatory or untruthful statements about Employee’s employment with Employer, Employer’s work, Employee’s employees, the circumstances surrounding Employee’s separation from employment or any other dealings of any kind between Employee and Employer to any third party. This prohibition applies to statements made privately and publicly, and whether by electronic, written or oral means, in person, by phone, by voicemail, by text message, by email and by any other electronic means, including on the internet via a blog post or comment, vlog, instant message, video, any online conversation, and on any social media sites or applications, including but not limited to Facebook (including Facebook Messenger), Twitter, Instagram, Snapchat, Glassdoor, LinkedIn, YouTube, Vimeo, Reddit, Pinterest, Tumblr, Google+ and TikTok. If Employer is contacted by a prospective employer of Employee, Employer will confirm only Employee’s dates of employment and position held, and will state it is Employer’s policy to provide only that information.

9.     Remedies For Breach. Employee acknowledges and agrees that any breach of the “Confidentiality and Return of Property” and “Non-Disparagement” paragraphs above may cause Employer irreparable injury for which there is no adequate remedy at law. Accordingly, Employee agrees that, in the event of any such breach or any threatened breach of these provisions by Employee, directly or indirectly, Employer shall be entitled, in addition to any and all other remedies available, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent a breach under the provisions of this Separation Agreement, without posting of any bond or other security and without proof of any actual damages that have been or may be caused by such actual or threatened breach.

10.     Consideration Period & Effective Date.

a.Employee has seven (7) calendar days from the date Employee first receives a copy of this Separation Agreement within which to consider this Separation Agreement (“Consideration Period”). Employee acknowledges and agrees that any modifications, material or otherwise, made to this Separation Agreement do not restart or affect in any manner the Consideration Period. Employee may sign this Separation Agreement prior to the expiration of the Consideration Period, but if Employee does so, Employee knowingly and voluntarily waives any and all claims that such action or inaction would affect the validity of this Separation Agreement.

b.     This Separation Agreement shall be effective on the date of Employee’s execution of this Separation Agreement (“Effective Date”).

11. Future Cooperation. Employee agrees to reasonably cooperate with Employer in connection with any matter or event relating to Employee’s employment or events that occurred during Employee’s employment, including, without limitation, in transitioning Employee’s job duties to other Employer employees, the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against Employer and any claims or actions against its past, present or future officers, directors and employees, including during the Transition Period and after the Separation Date. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available, at reasonable times and after reasonable notice to meet with Employer regarding matters in which Employee was involved; to prepare for any proceeding (including without limitation, depositions, consultations, discovery or trial); to provide affidavits; to assist with any legal proceeding or other inquiry and to act as a witness in connection with any litigation or other legal proceeding affecting Employer. Employee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with providing such cooperation under this paragraph. Employee further agrees that should Employee be contacted (directly or indirectly) by any person or entity adverse to Employer, Employee shall promptly notify Employer of such contact in writing.

12. Release Agreement. Employee agrees to execute and deliver the Release Agreement within three (3) days of, but not before, the Separation Date, in the form attached as Exhibit A hereto, containing a general release of claims co-extensive and substantially similar to the release set forth in the “General Release of Claims” provision above, to include a release of all claims through the Separation Date.

13. Governing Law. This Separation Agreement and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions, with the exception of the “Resolution of Disputes” provision below, which shall be governed solely by the Federal Arbitration Act.

14. Severability and Reformation. Employee and Employer acknowledge that the provisions of this Separation Agreement and the Release Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, Employee and Employer agree that (i) if any particular provision herein shall be adjudicated to be prohibited, invalid or unenforceable, such that it cannot be amended to be enforceable, then such provision shall be deemed null and void, but shall not invalidate or render unenforceable any other provision contained within this Separation Agreement; and (ii) if the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

15. Amendment. Except as provided in the preceding paragraph, this Separation Agreement and the Release Agreement may not be amended except upon express written consent of both parties wherein specific reference is made to this Separation Agreement. Any delay or omission by Employer in exercising any right under this Separation Agreement or the Release Agreement will not operate as a waiver of that or any other right.

16. Resolution of Disputes. All disputes arising under this Agreement shall be resolved by final and binding arbitration in accordance with the terms of Section “4” of the Severance Agreement.

17. Nonadmission of Wrongdoing. The parties agree that neither this Separation Agreement nor the Release Agreement, nor the furnishing of the consideration for this Separation Agreement or the Release Agreement, shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

18. Entire Agreement. This Separation Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties except for the Employment Agreement, which remain in full force and effect.

19. Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Separation Agreement.

20. Legal Fees. Each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and finalizing of this Separation Agreement.

21. Counterparts and Electronic Signatures. This Separation Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, or is made or affixed electronically, such signature shall create a valid and binding obligation of the Party executing, with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD 7 DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND HAS BEEN ADVISED THAT EMPLOYEE MAY CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS SEPARATION AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS SEPARATION AGREEMENT FREELY AND KNOWINGLY. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES NEVER TO SUE EMPLOYER OR ANY OTHER RELEASEES BASED ON ANY CLAIM RELEASED IN THIS SEPARATION AGREEMENT.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

ROBERT FRANCOMANO

/s/ Robert Francomano
Date:	March 24, 2024

SELLAS LIFE SCIENCES GROUP, INC.

By:	/s/ Angelos M. Stergiou
Name:	Angelos M. Stergiou, MD, ScD h.c.
Title:	President & Chief Executive Officer
Date:	March 26, 2024

EXHIBIT A
RELEASE AGREEMENT
This Release Agreement is hereby entered into between SELLAS Life Sciences Group, Inc. (the “Employer”), and Robert Francomano, such individual’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”). Employer and Employee are hereinafter collectively referred to as the “Parties.”
WHEREAS, the Parties previously entered into a Separation Agreement and General Release (the “Separation Agreement”) detailing the terms of Employee’s transition and separation from Employer (capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Separation Agreement);
WHEREAS, this Release Agreement formed part of the Separation Agreement, was expressly incorporated therein, and was attached as Exhibit A to the Separation Agreement; and
WHEREAS, pursuant to the Separation Agreement, Employee agreed to execute and deliver to Employer this Release Agreement containing a release of claims co-extensive and substantially similar to the release set forth in the “General Release of Claims” provision of the Separation Agreement, to include the period between the execution of the Separation Agreement and the Separation Date, as set forth in the Separation Agreement.
NOW THEREFORE, for good and valuable consideration, the Parties hereby agree to the following:
1.Employee will maintain the terms of this Release Agreement as confidential to the extent practicable and as permitted by law; provided, however, that (i) Employee may disclose the terms of this Release Agreement to Employee’s spouse or significant other, parent, or child and to Employee’s attorneys, accountants, financial or tax advisors, and (ii) nothing in this Paragraph is intended to prohibit Employee from providing truthful information to any governmental agency, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law or to the extent necessary to enforce the terms of this Release Agreement.
2.Employee knowingly and voluntarily releases and forever discharges Employer and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, fiduciaries, trustees, officers, owners, principals, directors and agents thereof, both individually and in their business capacities, their employee benefit plans and programs, and their administrators and fiduciaries (collectively referred to throughout the remainder of this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees, at law or in equity, as of the Effective Date of this Separation Agreement, including, but not limited to: (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment at Employer, the facts and circumstances of Employee’s employment, and the termination of Employee’s employment with Employer; (ii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iii) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other wages or compensation; (iv) any claims for attorneys’ fees, costs, disbursements, or other expenses; (v) any claims for damages or personal injury; (vi) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (vii) any claims arising under the National Labor Relations Act, 29 U.S.C. §151 et seq.; Section 215 of the Fair Labor Standards Act, 29 U.S.C. §215; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; Worker Adjustment and Retraining Notification (WARN) Act; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub Law. No. 111-203; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Families First Coronavirus Response Act, PL 116-127; the New York Sick Leave Law; the New York Quarantine Leave Law, 2020 Sess. Law of N.Y. Ch. 25 (S. 8091); the New York State Human Rights Law, New York Executive Law § 290 et seq.; the New York City Human Rights Law, Title 8, Chapter 1 of the Administrative Code of the City of New York; the New York State Civil Rights Law, Civil Rights Law § 40 et seq.; the New York Equal Pay Law, Labor Law §§ 194-198; the New York Whistleblower Law, Labor Law §§ 740-741; Article 23-A of the New York Correction Law; the New York City Earned Safe and Sick Time Act; the New York Paid Family Leave Benefits Law; the New York occupational safety and health laws; the New York Labor Law; the New York wage hour and wage-payment laws; and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation (“Release”). The enumeration of specific rights, claims, and causes of action being explicitly released should not be construed to limit the general scope of this Release, and thus Employee knowingly and voluntarily gives up all rights, claims, and causes of actions against the Releasees which accrued prior to the date Employee executed this Separation Agreement, whether or not Employee is aware of them and whether or not any damage or injury has yet occurred.
3.This Release Agreement specifically does not preclude claims (i) to enforce the terms of this Separation Agreement; or (ii) that cannot be released by applicable law, including claims for unemployment insurance benefits; Workers’ Compensation benefits or under the Consolidated Omnibus Budget Reconciliation Act.
4.This Release Agreement does not waive any rights Employee may have with respect to grants of shares of the Employer’s stock or of options to purchase shares of the Employer’s stock. Employee’s rights upon termination of employment with respect to such grants will be governed by the Sellas Life Sciences Group, Inc. 2019 Equity Incentive Plan (the “Plan”) and any award agreement related to such grants.

5.No provision of this Release Agreement should be read as preventing Employee from filing a charge or complaint or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or a state or local fair employment practices agency. Employee acknowledges and agrees that Employee waives Employee’s right to recover monetary damages, of any kind, in such investigation or proceeding arising from or in any way relating to Employee’s employment with or separation from Employer that may have arisen prior to Employee’s signing this Release Agreement. Employee acknowledges that this Release prohibits Employee from pursuing any claims against Employer seeking monetary relief for Employee and/or as a representative on behalf of others.
6.Employee affirms that Employee has returned to Employer all documents, data, equipment, product samples and materials held or used by Employee, and that is or was related to Employee’s employment with Employer.
7.Employee acknowledges that before entering into this Release Agreement, Employee has had the opportunity to consult with an attorney. Employee further acknowledges that Employee has entered into this Release Agreement of Employee’s own free will, and that no promises or representations have been made to Employee by any person to induce Employee to enter into this Release Agreement or the Separation Agreement other than the express terms as set forth in each agreement. Employee further acknowledges that Employee has read this Release Agreement and understands all of its terms, including the waiver and release of claims set forth above. Employee further acknowledges that Employee has been afforded more than twenty-one (21) days to consider this Release Agreement before signing and returning it.
8.Employee must sign this Agreement and return it to Nancy Ecklund, necklund@sellaslife.com, on the Separation Date or within three (3) business days thereafter. Under no circumstances is Employee to sign or return the Release Agreement prior to the Separation Date.
9.Employee may revoke this Release Agreement on or before the seventh (7th) day following the date on which Employee signs this Release Agreement (“Release Agreement Revocation Period”), and upon revocation, this Release Agreement will not become effective or enforceable. In order for Employee to revoke this Release Agreement, Employee must deliver such revocation in writing via email to Employer’s counsel, Amanda M. Fugazy, Esq., at afugazy@egsllp.com. If the last day of the Release Agreement Revocation Period is a Saturday, Sunday, or legal holiday in New York, then the Release Agreement Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
10.If Employee revokes Employee’s acceptance of this Release Agreement, Employee understands and agrees that Employee shall not be entitled to the Severance Payment referred to in the “Consideration” provision of the Separation Agreement.
11.This Release Agreement shall become effective on the eighth (8th) day after Employee signs this Release Agreement, provided this Release Agreement is not revoked during the Release Agreement Revocation Period (the 8th day after Employee signs this Release Agreement is referred to as the “Effective Date”).
12.Except for the Separation Agreement (the terms of which are expressly incorporated herein), this Release Agreement supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Parties with respect to the subject matter herein. No representations, oral or written, are being relied upon by any Party in executing this Release Agreement other than such representations as are expressly set out in the Separation Agreement and this Release Agreement.
13.This Release Agreement may not be modified except in writing, signed by Employee and by a duly authorized officer of Employer. Any delay or omission by Employer in exercising any right under this Release Agreement will not operate as a waiver of that or any other right. This Agreement shall be binding upon Employee’s heirs and personal representatives, and the successors and assigns of Employer.
14.This Release Agreement shall be governed by and construed in accordance with the laws of the State of New York.
15.This Release Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, or is made or affixed electronically, such signature shall create a valid and binding obligation of the Party executing, with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD MORE THAN 21 DAYS TO CONSIDER THIS RELEASE AGREEMENT AND HAS BEEN ADVISED THAT EMPLOYEE MAY CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS RELEASE AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE AGREEMENT FREELY AND KNOWINGLY. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES NEVER TO SUE EMPLOYER OR ANY OF OTHER RELEASEES BASED ON ANY CLAIM RELEASED IN THIS RELEASE AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release Agreement as of the date set forth below:

ROBERT FRANCOMANO

Date:

SELLAS LIFE SCIENCES GROUP, INC.

By:
Name:
Title:
Date: